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                                                                    EXHIBIT 99.1
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    COLE NATIONAL ANNOUNCES RESIGNATION OF HAL'S REPRESENTATIVE AS A COMPANY
      DIRECTOR; COMPANY IS EXPLORING STRATEGIC ALTERNATIVES IN RESPONSE TO
                         RECEIPT OF ACQUISITION PROPOSAL
                               FROM ANOTHER PARTY

     Cleveland, Ohio, October 8, 2003 -- Cole National Corporation (NYSE: CNJ), a leading retailer of optical services and personalized gifts with over 2,900 locations throughout North America and the Caribbean and one of the nation's largest providers of managed vision care benefits, today announced that Mr. Melchert F. Groot had resigned as a director of the Company. Mr. Groot became a director of Cole National in 2001 pursuant to an agreement entered into between the Company and HAL International N.V., which owns 20% of the Company's common stock. Mr. Groot is the Chief Executive Officer and a director of Pearle Europe B.V., the European optical company which is majority-owned by HAL Holding N.V. and in which the Company has a 21% interest. Cole National stated that Mr. Groot advised the Company that he was resigning because of the conflicts he believed were developing between his duties as a director of the Company and his duties as a representative of HAL and Pearle Europe.

     Cole National's Board of Directors has formed a Special Committee of independent directors to evaluate the Company's strategic alternatives, including a possible merger or sale of the company, a corporate restructuring or other alternatives. The Company has received an unsolicited, non-binding proposal from a party unaffiliated with HAL or the Company to acquire the Company for $19.65 per share in cash. The Company is currently engaged in discussions with that party and others regarding various alternatives. There can be no assurance, however, that any agreement will be reached, or if entered into, the amount or form of the consideration proposed to be payable to the Company or its shareholders or whether a transaction will be consummated. Lehman Brothers Inc. is acting as financial advisor to the Special Committee and the Board of Directors of the Company.

     ABOUT COLE NATIONAL
           Cole National Corporation's vision business, together with Pearle franchisees, has 2,181 locations in the U.S., Canada, Puerto Rico and the Virgin Islands and includes Cole Managed Vision, one of the largest managed vision care benefit providers with multiple provider panels and nearly 20,000 practitioners. Cole's personalized gift business, Things Remembered, serves customers through 754 locations nationwide, catalogs, and the Internet at www.thingsremembered.com. Cole also has a 21% interest in Pearle Europe, which has 1468 optical stores in Austria, Belgium, Estonia, Finland, Germany, Italy, Denmark, the Netherlands, Sweden, Norway, Poland, Portugal, and Russia, including 303 stores owned by Synoptic Holding, a majority-owned subsidiary of Pearle Europe.